Exhibit 99

RPC, Inc. Reports Fourth Quarter 2018 Financial Results

ATLANTA, January 23, 2019 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter ended December 31, 2018. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2018, revenues were $376.8 million, a decrease of 11.8 percent, compared to $427.3 million in the fourth quarter of 2017. Revenues decreased due to lower activity levels and lower pricing, primarily within RPC’s pressure pumping service line. Operating profit for the quarter was $19.7 million, a decrease of 67.4 percent, compared to operating profit of $60.3 million in the same period of the prior year. Net income for the fourth quarter was $13.4 million, or $0.06 diluted earnings per share, compared to net income excluding the impact of Tax Reform of $38.4 million, or $0.18 diluted earnings per share, in the fourth quarter of 2017.[1] Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $61.7 million, a decrease of 38.9 percent, compared to $101.1 million in the same period of the prior year.[2]

For the 12 months ended December 31, 2018, revenues increased to $1.72 billion compared to $1.60 billion last year. Net income for the 12 months ended December 31, 2018 was $175.4 million, or $0.82 diluted earnings per share, compared to net income excluding the impact of Tax Reform of $143.2 million, or $0.66 diluted earnings per share, in the same period last year.

Cost of revenues during the fourth quarter of 2018 was $274.4 million, or 72.8 percent of revenues, compared to $285.7 million, or 66.9 percent of revenues, during the fourth quarter of 2017. Cost of revenues decreased due to lower materials and supplies expenses within RPC’s pressure pumping service line, as well as lower maintenance and repair expenses, consistent with lower activity levels. Cost of revenues as a percentage of revenues increased due to lower activity levels within pressure pumping and labor costs that are relatively fixed in the short term.

Selling, general and administrative expenses decreased from $42.0 million in the fourth quarter of 2017 to $40.0 million in the fourth quarter of 2018 due to lower incentive compensation expense consistent with decreased financial performance. As a percentage of revenues, these expenses increased to 10.6 percent in the fourth quarter of 2018 compared to 9.8 percent of revenues in the fourth quarter of 2017, due to decreases in revenues and the relatively fixed nature of these expenses during the short term. Depreciation and amortization increased to $42.6 million compared with $38.0 million in the fourth quarter of the prior year due to capital expenditures made during the previous four quarters.

[1]	Net income and diluted earnings per share excluding the impact of Tax Reform are financial measures which do not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding these non-GAAP financial measures are disclosed in Appendix A to this press release.
[2]	EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix B to this press release.

Page 2 Fourth Quarter 2018 Earnings Release

RPC’s effective tax rate for the fourth quarter of 2018 was 33 percent and 21 percent for the 12 months ended December 31, 2018. The effective tax rate for the fourth quarter of 2018 was high due to lower pretax income and estimate revisions to permanent tax differences. We estimate RPC’s effective tax rate for 2019 will be approximately 25 percent.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended December 31, 2018 decreased by $63.2 million, or 14.4 percent, compared with the third quarter of 2018 due to year-end budget depletion among many customers and seasonal declines related to holidays. Cost of revenues during the fourth quarter of 2018 decreased by $26.5 million, or 8.8 percent, due to decreases in variable costs, including materials and supplies, fuel, and maintenance. As a percentage of revenues, cost of revenues increased from 68.4 percent in the third quarter of 2018 to 72.8 percent in the fourth quarter of 2018, due to lower revenues and the relatively fixed nature of employment costs during the short term. RPC’s operating profit for the fourth quarter was $19.7 million, a decrease of $34.9 million, or 64.0 percent, compared with operating profit of $54.6 million in the third quarter of 2018. EBITDA for the fourth quarter of 2018 decreased by $36.1 million, or 36.9 percent, compared to the prior quarter.

Management Commentary

“The average U.S. domestic rig count during the fourth quarter of 2018 was 1,073, a 16.5 percent increase compared to the same period in 2017, and a 2.1 percent increase compared to the third quarter of 2018,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of natural gas during the fourth quarter was $3.78 per Mcf, a 30.3 percent increase compared to the prior year, and a 29.0 percent increase compared to the third quarter of 2018. The average price of oil during the fourth quarter was $59.36 per barrel, a 7.2 percent increase compared to the prior year, but a 14.9 percent decrease compared to the third quarter of 2018.

“Our activity declined compared with the prior quarter due to seasonal weakness, as many customers severely curtailed operations in December. This was most pronounced in our pressure pumping service line. Weather also slightly impacted our activity levels in several markets. As we begin the first quarter of 2019, the significant and unexpected decline in oil prices during the fourth quarter of 2018 is impacting our customers’ drilling and completion plans. During January, several customers notified us that they are re-evaluating their 2019 budgets and current operations until they have a clearer view of the near-term direction in oil prices. Our customers’ uncertainty and current activity levels cause us to be cautious regarding our 2019 outlook.

“During 2018, we continued our commitment to RPC’s shareholders by repurchasing 2.1 million shares, including approximately 229,000 shares in the fourth quarter. RPC also paid its highest annual per-share dividend since 2012. Including these uses of cash, as well as $242.6 million of capital expenditures during 2018, we finished the year with no outstanding debt and $116.3 million in cash, an increase of $25.2 million compared with the end of 2017,” concluded Hubbell.

Page 3 Fourth Quarter 2018 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 13.1 percent for the quarter compared to the same period of the prior year due to lower activity levels in several of the larger service lines within this segment, as well as lower pricing within our pressure pumping service line, which is the largest service line within Technical Services. On a sequential basis, Technical Services revenues decreased by 15.3 percent during the fourth quarter of 2018 compared to the prior quarter due to lower activity levels. Support Services revenues increased by 20.8 percent during the quarter compared to the same period of the prior year due primarily to improved activity levels and pricing in the rental tool service line, which is the largest service line within this segment. On a sequential basis, Support Services revenues increased by 5.3 percent during the fourth quarter of 2018 compared to the prior quarter due to higher activity levels in most of the service lines within this segment. Technical Services generated a lower operating profit in the fourth quarter of 2018 than in both the prior quarter and the fourth quarter of 2017. Support Services generated an operating profit in the fourth quarter of 2018 and in the prior quarter compared to a loss in the fourth quarter of 2017.

(in thousands)	Three Months Ended			Twelve Months Ended December 31,
	December 31,	September 30,	December 31,
	2018	2018	2017	2018	2017

Revenues:
Technical Services	$357,027	$421,271	$410,972	$1,647,213	$1,538,351
Support Services	19,724	18,723	16,327	73,792	56,876
Total revenues	$376,751	$439,994	$427,299	$1,721,005	$1,595,227
Operating profit (loss):
Technical Services	$19,865	$56,209	$67,021	$216,703	$251,476
Support Services	2,537	1,787	(1,606)	4,612	(12,228)
Corporate expenses	(2,637)	(3,729)	(3,882)	(14,629)	(17,561)
(Loss) gain on disposition of assets, net	(115)	286	(1,249)	3,344	4,530
Total operating profit	$19,650	$54,553	$60,284	$210,030	$226,217
Interest expense	(121)	(150)	(104)	(489)	(426)
Interest income	783	783	466	2,426	1,494
Other (expense) income, net	(473)	287	2,745	9,313	5,531

Income before income taxes	$19,839	$55,473	$63,391	$221,280	$232,816

Page 4 Fourth Quarter 2018 Earnings Release

RPC, Inc. will hold a conference call today, January 23, 2019 at 9:00 a.m. ET to discuss the results for the fourth quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 394-8218, or (323) 794-2591 for international callers, and using conference ID number 1767735.  For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements regarding the impact of the recent decline in the price of oil on our customers’ activities, and the resulting effect on RPC’s near-term financial results. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Page 5 Fourth Quarter 2018 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
REVENUES	$376,751	$439,994	$427,299	$1,721,005	$1,595,227
COSTS AND EXPENSES:
Cost of revenues	274,417	300,947	285,731	1,183,048	1,050,809
Selling, general and administrative expenses	40,016	41,787	42,011	168,151	159,194
Depreciation and amortization	42,553	42,993	38,024	163,120	163,537
Loss (gain) on disposition of assets, net	115	(286)	1,249	(3,344)	(4,530)
Operating profit	19,650	54,553	60,284	210,030	226,217
Interest expense	(121)	(150)	(104)	(489)	(426)
Interest income	783	783	466	2,426	1,494
Other (expense) income, net	(473)	287	2,745	9,313	5,531
Income before income taxes	19,839	55,473	63,391	221,280	232,816
Income tax provision	6,477	5,506	5,688	45,878	70,305
NET INCOME	$13,362	$49,967	$57,703	$175,402	$162,511

EARNINGS PER SHARE
Basic	$0.06	$0.23	$0.27	$0.82	$0.75
Diluted	$0.06	$0.23	$0.27	$0.82	$0.75

AVERAGE SHARES OUTSTANDING
Basic	214,706	214,807	216,574	215,198	217,194
Diluted	214,706	214,807	216,574	215,198	217,194

Page 6 Fourth Quarter 2018 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At December 31, (Unaudited)	(In thousands)
	2018	2017
ASSETS
Cash and cash equivalents	$116,262	$91,050
Accounts receivable, net	323,533	377,853
Inventories	130,083	114,866
Income taxes receivable	35,832	40,243
Prepaid expenses	9,766	8,992
Other current assets	3,462	7,131
Total current assets	618,938	640,135
Property, plant and equipment, net	517,982	443,928
Goodwill	32,150	32,150
Other assets	30,510	31,011
Total assets	$1,199,580	$1,147,224

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$103,401	$103,462
Accrued payroll and related expenses	25,715	23,577
Accrued insurance expenses	6,183	5,299
Accrued state, local and other taxes	3,081	8,655
Income taxes payable	4,706	3,224
Other accrued expenses	151	1,143
Total current liabilities	143,237	145,360
Long-term accrued insurance expenses	12,072	10,376
Long-term pension liabilities	29,638	35,635
Other long-term liabilities	3,839	4,719
Deferred income taxes	60,375	39,437
Total liabilities	249,161	235,527
Common stock	21,454	21,654
Capital in excess of par value	-	-
Retained earnings	947,711	906,745
Accumulated other comprehensive loss	(18,746)	(16,702)
Total stockholders' equity	950,419	911,697
Total liabilities and stockholders' equity	$1,199,580	$1,147,224

Page 7 Fourth Quarter 2018 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measures of net income and diluted earnings per share excluding the impact of Tax Reform in today's earnings release, and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the operating results without the impact of Tax Reform enables us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at www.rpc.net.

Reconciliation of Net Income and Diluted Earnings Per Share to Net Income and Diluted Earnings Per Share excluding the impact of Tax Reform:

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(in thousands except per share data)	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017

Net Income	$13,362	$49,967	$57,703	$175,402	$162,511
Impact of Tax Reform	-	-	(19,342)	-	(19,342)
Net income excluding the impact of Tax Reform	$13,362	$49,967	$38,361	$175,402	$143,169

Diluted Earnings Per Share	$0.06	$0.23	$0.27	$0.82	$0.75
Impact of Tax Reform	-	-	(0.09)	-	(0.09)
Diluted Earnings Per Share excluding the impact of Tax Reform	$0.06	$0.23	$0.18	$0.82	$0.66

Diluted Average Shares Outstanding	214,706	214,807	216,574	215,198	217,194

Page 8 Fourth Quarter 2018 Earnings Release

Appendix B

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017

Reconciliation of Net Income to EBITDA
Net Income	$13,362	$49,967	$57,703	$175,402	$162,511
Add:
Income tax provision	6,477	5,506	5,688	45,878	70,305
Interest expense	121	150	104	489	426
Depreciation and amortization	42,553	42,993	38,024	163,120	163,537
Less:
Interest income	783	783	466	2,426	1,494
EBITDA	$61,730	$97,833	$101,053	$382,463	$395,285